TII NETWORK TECHNOLOGIES REPORTS FIRST QUARTER OF 2007 RESULTS;
ANNOUNCES A $6 MILLION ORDER FOR RECENTLY DEVELOPED HOMEPLUGTM PRODUCTS

COPIAGUE, NY – MAY 15, 2007 – TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of network technology products for the telecommunications industry, today announced its results of operations for the three months ended March 31, 2007.

Net sales for the first quarter of 2007 were $8.4 million compared to $9.4 million for the comparable prior year period, a decrease of approximately $1.0 million or 10.6%, primarily due to the fact that sales in the first quarter of 2006 were favorably impacted by the mild winter season during late 2005 and early 2006, which enabled telephone operating companies to more readily install the Company’s traditional products. This decrease was offset, in part, by an increase in sales of new VoIP related products for the Multi-System Operator marketplace.

Gross profit for the first quarter of 2007 was $2.8 million compared to $3.2 million for the comparable prior year period, a decrease of approximately $400,000 or 12.4%, while gross profit margin decreased to 33.1% from 33.8%. The decrease in gross profit was primarily due to the lower sales levels and gross profit margins. The decrease in gross profit margin was due to the lower sales levels in conjunction with the Company’s primarily fixed overhead cost structure.

Selling, general and administrative expenses for the first quarter of 2007 were $2.6 million compared to $2.2 million for the comparable prior year quarter, an increase of approximately $400,000 or 15.9%. This increase was primarily due to (i) increased professional and consulting fees related to the implementation of a new enterprise resource planning computer software application, tax consulting services and higher audit fees, (ii) increased share-based compensation expense as a result of stock option grants during 2006, and (iii) increased salary and employee benefit expenses as a result of additional personnel hired in mid to late 2006.

During the three months ended March 31, 2007, an income tax benefit of $86,000 was recognized as a result of a pre-tax loss of $243,000 compared to an income tax provision of $228,000 for the three months ended March 31, 2006 as a result of pre-tax earnings of $571,000.

As a result, the Company reported a net loss for the first quarter of 2007 of $157,000 or $0.01 per share, compared to net earnings of $343,000 or $0.03 per diluted share in the year ago quarter.

The Company has recently been selected as a technology partner by a major service provider to deliver TII HomePlug™ products. The Company’s new HomePlug offerings enable this service provider to deliver IP (Internet Protocol) video content over existing AC wiring within the home. By optimizing the signal with TII’s proprietary protection and filtering technology, the service provider can provide its customers with an effective technology to deliver advanced TV services without the time and expense of running new wire. This order is valued at approximately $6 million and is expected to be shipped over the next two quarters. The video service offering will launch nationwide this summer and follow-on orders will be dependent on the success of this service provider’s roll out of the new program.

Kenneth A. Paladino, President and Chief Executive Officer, stated: “The first quarter is typically slow due to the weather conditions during the winter months in the Northeast that impact the installation of our traditional products. Last year’s sales were favorably impacted by a milder than normal winter. We are confident in our diversification strategies, and that our investments in advanced networking technologies, such as HomePlug®, are beginning to pay off. We are optimistic for the balance of the year as we’re seeing additional growth in our MSO targeted VoIP product line and we expect our international efforts to be successful. We continue to see positive field trial results for OutRigger™ and strong interest in the technology. Additionally, we are excited about the move to our new corporate headquarters, which is slated for June.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Copiague, New York, develops, manufactures and markets commercial and residential communications products world-wide. TII is a proven technology leader specializing in innovative network management products, including network interface devices, xDSL and fiber technologies, VoIP products, power and data-line filtering, station protectors, passive connectivity solutions and alternate home networking solutions, providing creative, custom design engineering to meet customers’ individual requirements. The Company sells its products principally to telephone operating companies, including Regional Bell Operating Companies, Independent Operating Companies and competitive local exchange carriers, to multi-system operators of communications services, including cable and satellite service providers. The Company has a North American direct to customer sales organization, as well as, strategic territory representatives and distribution channel market partners.

Forward Looking Statement:

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as “may,” “should,” “seek,” “believe,”“expect,” “anticipate,” “estimate,” “project,”“intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: (i) exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products and precious metals; (ii) dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; (iii) dependence on, and ability to retain, the Company’s “as-ordered” general supply agreements with its largest customer and ability to win new contracts; (iv) continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies; (v) the level of inventories maintained by the Company’s customers; (vi) the ability to market and sell products to new markets beyond its principal copper-based Telco market; (vii) the ability to timely develop products and adapt the Company’s existing products to address technological changes, including changes in its principal market; (viii) weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; (ix) competition in the Company’s traditional Telco market and new markets the Company is seeking to penetrate; (x) potential changes in customers’ spending and purchasing policies and practices; (xi) general economic and business conditions, especially as they pertain to the Telco industry; (xii) dependence on third parties for certain product development; (xiii) risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; (xiv) the ability to attract and retain technologically qualified personnel (see “Business-Product Development”); and (xv) the availability of financing on satisfactory terms.

CONTACT:

Kenneth A. Paladino, President & CEO
TII Network Technologies, Inc.
(631) 789-5000

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— Statistical Tables Follow —

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net sales	$8,427	$9,428

Cost of sales	5,635	6,241

Gross profit	2,792	3,187

Operating expenses:
Selling, general and administrative	2,568	2,215
Research and development	513	444

Total operating expenses	3,081	2,659

Operating (loss) earnings	(289)	528

Interest expense	-	-
Interest income	47	44
Other expense	(1)	(1)

(Loss) earnings before income taxes	(243)	571

Income tax (benefit) provision	(86)	228

Net (loss) earnings	$(157)	$343

Net earnings per common share:

Basic	$(0.01)	$0.03

Diluted	$(0.01)	$0.03

Weighted average common shares outstanding:

Basic	12,585	12,345
Diluted	12,585	13,363

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2007 (Unaudited)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,059	$5,362
Accounts receivable, net of doubtful accounts of $60 at	4,052	3,068
March 31, 2007 and $30 at December 31, 2006
Inventories	8,143	8,364
Deferred tax assets	1,256	1,251
Other current assets	271	277

Total current assets	17,781	18,322

Property, plant and equipment, net	8,314	7,119
Deferred tax assets, net	3,990	3,899
Other assets, net	116	125

Total assets	$30,201	$29,465

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,710	$718
Accrued liabilities	1,450	1,914

Total current liabilities	3,160	2,632

Total liabilities	3,160	2,632

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000
shares authorized, including 30,000 shares of series D
junior participating; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000
shares authorized; 12,619,406 shares issued and
12,601,769 shares outstanding as of March 31, 2007
and 12,550,306 shares issued and 12,532,669 shares
outstanding as of December 31, 2006	126	126
Additional paid-in capital	39,511	39,146
Accumulated deficit	(12,315)	(12,158)

	27,322	27,114
Less: Treasury shares, at cost, 17,637 common shares at
March 31, 2007 and December 31, 2006	(281)	(281)

Total stockholders' equity	27,041	26,833

Total liabilities and stockholders' equity	$30,201	$29,465

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